                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        THE ROBERT MONDAVI CORPORATION
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]   No Fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)      Title of each class of securities to which transaction applies:

                 ---------------------------------------------------------------
         2)      Aggregate number of securities to which transaction applies:

                 ---------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)

                 ---------------------------------------------------------------
         4)      Proposed maximum aggregate value of transaction:

                 ---------------------------------------------------------------
         5)      Total fee paid:

                 ---------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

                 ---------------------------------------------------------------
         2)      Form, Schedule or Registration Statement No.:

                 ---------------------------------------------------------------
         3)      Filing Party:

                 ---------------------------------------------------------------
         4)      Date Filed:

                 ---------------------------------------------------------------

                         THE ROBERT MONDAVI CORPORATION
                             7801 ST. HELENA HIGHWAY
                           OAKVILLE, CALIFORNIA 94562




                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
                         THE ROBERT MONDAVI CORPORATION
                           TO BE HELD NOVEMBER 2, 1998




To the Shareholders:

           The Annual Meeting of Shareholders of The Robert Mondavi Corporation (the "Company") will be held at the Robert Mondavi Winery, 7801 St. Helena Highway, Oakville, California 94562, on Monday, November 2, 1998, at 11:30 a.m. local time, for the following purposes:

           1.         To elect three Class A Directors and five Class B
                      Directors;

           2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the 1999 fiscal year; and

           3. To transact such other business as may properly come before the meeting and any adjournment thereof.

           All of the above matters are more fully described in the accompanying Proxy Statement. Only shareholders of record at the close of business on September 15, 1998 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

                                       By Order of the Board of Directors



                                       /s/ MIKE BEYER
                                       Mike Beyer, Secretary

Napa, California
September 28, 1998


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                         THE ROBERT MONDAVI CORPORATION
                             7801 ST. HELENA HIGHWAY
                           OAKVILLE, CALIFORNIA 94562

                   -------------------------------------------

                                 PROXY STATEMENT

                   -------------------------------------------


           Your proxy in the form enclosed is solicited by the Board of Directors of The Robert Mondavi Corporation (the "Company") for use in voting at the Annual Meeting of Shareholders to be held on Monday, November 2, 1998 at 11:30 a.m. local time, or at any adjournment thereof. The Annual Meeting will be held at the Robert Mondavi Winery, 7801 St. Helena Highway, Oakville, California 94562. This Proxy Statement and the enclosed form of proxy, together with the Company's Annual Report for fiscal 1998, were first mailed to shareholders on or about September 28, 1998.

           The Company's principal executive offices are located at 7801 St. Helena Highway, Oakville, California 94562, and its telephone number is (707) 226-1395. D.F. King & Co., Inc., who is assisting with the mechanics of the return of the proxies, may be contacted at (212) 269-5550.

           The shares represented by those proxies received, properly dated and executed, and not revoked, will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by delivering to the Secretary of the Company at the Company's principal executive offices, no later than the start of the Annual Meeting, a written notice of revocation or a duly executed proxy relating to the same shares bearing a later date than the revoked proxy, or by attending the Annual Meeting and voting the shares covered by the proxy in person. All shares represented by proxies that are properly dated, executed and returned, and which have not been revoked, will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, shares of Class A Common Stock will be voted FOR the election of the three nominees for Class A Directors listed in this Proxy Statement and FOR approval of proposal 2 set forth in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement. Similarly, if no specifications are made, shares of Class B Common Stock will be voted FOR the election of the five Class B Directors listed in this Proxy Statement and FOR approval of proposal 2.

           The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such brokerage firms and nominees. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with shareholders either in person or by telephone or facsimile for the purpose of soliciting such proxies; no additional compensation will be paid for such solicitation. The Company has retained D.F. King & Co., Inc., at an estimated cost of $3,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

                      OUTSTANDING SHARES AND VOTING RIGHTS

           September 15, 1998 has been fixed as the record date for determining the holders of Class A Common Stock and the holders of Class B Common Stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, the Company had outstanding 8,055,251 shares of Class A Common Stock and 7,306,012 shares of Class B Common Stock. Only holders of Class A

Common Stock are entitled to vote in the election of Class A Directors. Only holders of Class B Common Stock are entitled to vote in the election of Class B Directors. On all matters other than the election of directors, the holders of Class A Common Stock and the holders of Class B Common Stock vote together as a single class, with each Class A share entitled to one (1) vote, or a total of 8,055,251 Class A votes, and each Class B share entitled to ten (10) votes, or a total of 73,060,120 Class B votes.

           A majority of the outstanding shares of Class A Common Stock, represented in person or by proxy, will constitute a quorum for purposes of electing Class A Directors, and a majority of the outstanding shares of Class B Common Stock, represented in person or by proxy, will constitute a quorum for purposes of electing Class B Directors. On all other matters that may be presented at the meeting, the holders of shares entitled to cast a majority of the votes which could be voted thereon will constitute a quorum.

                              ELECTION OF DIRECTORS
                              (PROPOSAL 1 ON PROXY)

           The Company's Bylaws provide that the Board of Directors shall consist of not less than seven nor more than eleven directors. The Board of Directors, pursuant to the authority conferred on them by the Bylaws, have set the current number of directors at nine, three of whom are to be elected by holders of the Company's Class A Common Stock and six of whom are to be elected by holders of the Class B Common Stock. Three Class A Directors and five Class B Directors, named below, have been nominated for election at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. Thus there will be one vacancy on the board, entitled to be filled by holders of the Class B Common Stock or the Class B Directors.

           Unless you request on your proxy card that voting of your proxy be withheld from any one or more of the following nominees for director, each of whom currently serves as a member of the Board, proxies of Class A Common Stock will be voted for the election of the three nominees for Class A Directors named below and proxies of Class B Common Stock will be voted for the election of the five nominees for Class B Directors named below. In the event any nominee named below becomes unavailable for election, the proxies in the form solicited will be voted for an alternative or alternatives designated by the present Board of Directors. Directors serve until the next Annual Meeting of Shareholders and until their successors are elected or chosen.

NOMINEES FOR CLASS A DIRECTORS

           Philip Greer, age 62, became a director of the Company in 1992. He is chairman of the Audit Committee and a member of the Compensation Committee. Mr. Greer is a Senior Managing Principal of Weiss, Peck & Greer, L.L.C. ("WPG"), an investment company. He was a general partner of WPG's predecessor, Weiss, Peck & Greer, for over twenty-five years. Mr. Greer is also a director of Federal Express Corporation and Network Computing Devices, Inc. He graduated from Princeton University and the Harvard Graduate School of Business.

           Frank E. Farella, age 69, has been a partner in the law firm of Farella, Braun & Martel since 1962. He has been a director of the Company since 1992, and is a member of the Audit Committee. He is a graduate of San Francisco State University and Stanford University Law School.

           James L. Barksdale, age 55, became a director in 1996. He is the President, CEO and a member of the Board of Directors of Netscape Communications Corporation. From January 1992 to January 1995 Mr. Barksdale served as President and Chief Operating Officer, and, as of September 1994, Chief Executive Officer, of AT&T Wireless Services. From April 1983 to January 1992 he was Executive Vice President and Chief Operating Officer of Federal Express Corporation. Mr. Barksdale is also a director of 3Com Corporation, Network Computers Inc. and @Home Corporation. He is a graduate of the University of Mississippi.

NOMINEES FOR CLASS B DIRECTORS

           Robert G. Mondavi, age 85, founded the Company in 1966 and has been Chairman of the Board since that time. Robert Mondavi was also Chief Executive Officer of the Company from its founding to 1990. He began making wine in California in 1937 and in 1943 his family purchased the Charles Krug winery in the Napa Valley where he served as General Manager until 1966. He has been inducted into Fortune Magazine's Business Hall of Fame. He is a member of the American Institute of Wine and Food, the American Wine Society and the Commanderie de Bordeaux. He graduated from Stanford University. Robert Mondavi is the father of Michael and Timothy Mondavi and Marcia Mondavi Borger.

           R. Michael Mondavi, age 55, is the Company's President and Chief Executive Officer. He helped found the Robert Mondavi Winery with his father in 1966 and has been a member of the Board of Directors since that time. Michael Mondavi has served as Chairman of the Wine Institute and of the Napa Valley Vintners Association and as a director of the American Vineyard Foundation. Mr. Mondavi is a director of Premier Package and Label Corporation. He graduated from Santa Clara University.

           Marcia Mondavi Borger, age 51, has been a director of the Company since 1978. She has worked for the Company in various capacities since 1967. From 1982 to 1992, she was the Company's Vice President, Eastern Sales. She is a graduate of Santa Clara University.

           Timothy J. Mondavi, age 47, is the Company's Managing Director and Winegrower. He began working at the Robert Mondavi Winery in 1974 and has been a member of the Board of Directors since 1978. Timothy Mondavi is a member of the Napa Valley Wine Technical Group and has served as a director of the Wine Institute. He graduated from the University of California at Davis, where he studied viticulture and enology.

           Bartlett R. Rhoades, age 60, became a director of the Company in 1989. He is chairman of the Compensation Committee and a member of the Audit Committee. Mr. Rhoades is an independent investor and consultant. From 1991 to 1994 he was the Chief Executive Officer, President and a director of Medical SelfCare Inc. He graduated from Harvard College and the Harvard Graduate School of Business.

RECOMMENDATION

           The Board of Directors recommends that Class A shareholders vote FOR re-election of the above-named Class A Directors and that Class B shareholders vote FOR re-election of the above-named Class B Directors.

VOTE REQUIRED

           The three nominees for Class A Directors and the five nominees for Class B Directors receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as Class A Directors and Class B Directors, respectively. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under California law. While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions and broker non-votes in the election of directors, the Company believes that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Annual Meeting. In the absence of precedent to the contrary, the Company intends to treat abstentions and broker non-votes with respect to the election of directors in this manner.

OTHER EXECUTIVE OFFICERS

           The following are additional executive officers of the Company. All executive officers serve at the discretion of the Board of Directors, subject to the terms of any employment agreement.

           Gregory M. Evans, age 49, was appointed Executive Vice President and Chief Operating Officer in July 1998. Prior to that he served for fifteen years as the Company's Chief Financial Officer. Mr. Evans graduated from the University of California at Berkeley and holds an M.B.A. degree from the Harvard Graduate School of Business.

           Peter Mattei, age 46, has been the Company's Senior Vice President, Production and Vineyards since 1991. Mr. Mattei holds a B.S. degree from the University of California at Davis and an M.B.A. degree from Stanford University.

           Michael K. Beyer, age 49, became the Company's Senior Vice President, General Counsel and Secretary in 1992. From 1978 to 1992, he was a member of the law firm of Feldman, Waldman and Kline. Mr. Beyer graduated from Harvard College and Boalt Hall School of Law of the University of California.

           Alan E. Schnur, age 45, joined the Company in August 1994 as Senior Vice President, Human Resources. From 1989 to 1994 he was a principal in Towers Perrin, a management consulting firm. He has a B.A. and Ph.D. from the University of California at Berkeley.

           Mitchell J. Clark, age 49, began working for the Company in 1979 and became Senior Vice President, Sales in 1994. He is a graduate of San Diego State University.

           Martin C. Johnson, age 47, joined the Company in 1992 and became Senior Vice President, Marketing in 1994. Prior to joining the Company, Mr. Johnson was Vice President, Marketing of Heublein Fine Wine Group. He is a graduate of Northern Arizona University.

           Steven R. Soderberg, age 38, joined the Company in January 1997 as Senior Vice President, Information Systems. Prior to joining the Company he was Director of Information Systems, responsible for both International Information Systems and Application Development, at Symantec Corporation. Mr. Soderberg is a graduate of Stanford University.

           Stephen A. McCarthy, age 36, was promoted to Senior Vice President and Chief Financial Officer in July 1998. From 1996 to 1998 he served as Vice President and Controller. Prior to joining the Company, Mr. McCarthy was a Senior Manager with Price Waterhouse. Mr. McCarthy graduated from the University of San Francisco.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

           The Board of Directors held four regular meetings and one special meeting during fiscal 1998. Mr. Barksdale was unable to attend one regular and one special meeting. The Board of Directors has a Compensation Committee and an Audit Committee. Messrs. Greer and Rhoades comprise the Compensation Committee. They and Mr. Farella sit on the Audit Committee. There is no Nominating Committee.

           The Compensation Committee adopts and administers compensation plans for executive officers of the Company, including the Company's Amended and Restated 1993 Equity Incentive Plan. The Compensation Committee held five meetings in fiscal 1998.

           The Audit Committee selects the independent auditors for the Company (subject to ratification by the shareholders), reviews the scope and results of the annual audit, approves the services to be performed by the independent auditors, and reviews the independence of the auditors, the performance and fees of the independent auditors, the effectiveness and adequacy of the system of financial reporting and internal accounting controls, and the scope and results of internal auditing procedures. The Audit Committee held five meetings during fiscal 1998.


                             PRINCIPAL SHAREHOLDERS

           The following table sets forth certain information as of September 15, 1998 with respect to the beneficial ownership of the outstanding shares of Class A Common Stock and Class B Common Stock by (i) all persons known by the Company to own more than five percent of either class of the Company's Common Stock, (ii) each director and director nominee and the executive officers named below under "Executive Compensation -- Summary Compensation Table", and (iii) all directors and executive officers as a group. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.


                                                                CLASS A COMMON STOCK                     CLASS B COMMON STOCK (1)
                                             -----------------------------------------------------    ----------------------------
                                                                  Shares that May be
                                                                   Acquired Within 60
                                                Outstanding        days by Exercise of   Percent          Shares
                                                  Shares         Options or Conversion     of          Beneficially   Percent
Beneficial Owner                            Beneficially Owned      of Class B Shares    Class (2)         Owned      of Class
-----------------                           ------------------   ---------------------   ---------     ------------   -----------
Robert G. Mondavi                                      -              1,943,777 (3)      19.4          1,943,777            26.6
R. Michael Mondavi                                36,000 (4)          1,901,780 (5)      19.4          1,681,780 (8)        23.0
Timothy J. Mondavi                                     -              1,778,690 (6)      18.1          1,691,190 (9)        23.1
Marcia Mondavi Borger                                  -              1,747,985 (7)      17.8          1,726,485 (10)       23.6
Capital Group Cos.                             1,556,300 (11)                -           19.3                  -            -
  333 So. Hope St, Los Angeles, CA 90071
Zak Capital Inc.                                 609,260 (11)                -            7.6                  -            -
  100 No. Sixth St., Ste 476A,
  Minneapolis, MN 55403
Fidelity Management                              470,000 (11)                -            5.8                  -            -
   82 Devonshire St., Boston, MA 02109
Gregory M. Evans                                   2,000               169,750 (12)       2.1                  -            -
Peter Mattei                                           -                51,916 (12)        *                   -            -
Frank E. Farella                                   2,000                21,500 (12)        *                   -            -
Philip Greer                                       3,300                21,500 (12)        *                   -            -
Bartlett R. Rhoades                                1,000                21,500 (12)        *                   -            -
James L. Barksdale                                     -                 6,583 (12)        *                   -
All executive officers and directors as a         44,300             7,778,072 (13)      49.3          7,043,232  (14)      96.4
group (16 persons)

----------------

           *      Less than 1%

(1) 214,209 shares of Class B Common Stock held by Robert Mondavi Properties, Inc., a wholly-owned subsidiary of the Company, are not considered outstanding for purposes of these calculations.

(2) Under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a holder of Class B Common Stock is deemed to own beneficially the same number of shares of Class A Common Stock since the holder has the right, subject to the terms of the Stock Buy-Sell Agreement among the Company and the holders of the outstanding shares of Class B Common Stock, to convert his Class B Common Stock to Class A Common Stock. Pursuant to the same Rule, for purposes of calculating the percentage of the outstanding shares of Class A Common Stock owned by each named shareholder, the shares of Class A Common Stock which a holder of Class B Common Stock may acquire by conversion are considered outstanding only with respect to that holder. As a result, the stated percentages of ownership of the Class A Common Stock do not reflect the beneficial ownership of the Class A Common Stock which is actually outstanding as of September 15, 1998.

(3) Represents shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock.

(4) Includes 25,000 shares of Class A Common Stock held by a trust for the benefit of Michael Mondavi's children. Mr. Mondavi disclaims the beneficial interest in such shares.

(5) Includes 1,681,780 shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock and 220,000 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of September 15, 1998.

(6) Includes 1,691,190 shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock and 87,500 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of September 15, 1998.

(7) Represents 1,628,960 shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock and 21,500 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of September 15, 1998.

(8) Excludes 80,000 shares of Class B Common Stock held by irrevocable trusts for the benefit of Michael Mondavi's children. Michael Mondavi is not the trustee of such trusts and has neither voting nor dispositive power with respect to such shares.

(9) Excludes 97,525 shares of Class B Common Stock held by irrevocable trusts for the benefit of Timothy Mondavi's children. Timothy Mondavi is not the trustee of such trusts and has neither voting nor dispositive power with respect to such shares.

(10) Excludes 149,240 shares of Class B Common Stock held by irrevocable trusts for the benefit of Ms. Borger's children. Ms. Borger is not the trustee of such trusts and has neither voting nor dispositive power with respect to such shares. Includes 97,525 shares of Class B Common Stock held in trusts for the benefit of Timothy Mondavi's children, for which Ms. Borger serves as trustee and with respect to which she disclaims beneficial ownership.

(11)       Based on most recent available filings on Form 13F.

(12) Represents shares of Class A Common Stock issuable pursuant to outstanding options exercisable within 60 days of September 15, 1998.

(13) Includes an aggregate of 734,840 shares of Class A Common Stock issuable pursuant to outstanding options exercisable within 60 days of September 15, 1998.

(14) Excludes an aggregate of 262,780 shares of Class B Common Stock owned outright by or in trusts for members of the Robert Mondavi family not otherwise listed above.

AGREEMENT AMONG HOLDERS OF CLASS B COMMON STOCK

           The holders of the outstanding shares of Class B Common Stock and the Company are parties to a Stock Buy-Sell Agreement (the "Buy-Sell Agreement"). Pursuant to the Buy-Sell Agreement, no holder of shares of Class B Common Stock may, with limited exceptions, transfer Class B Common Stock or convert Class B Common Stock into Class A Common Stock without first offering such stock to the Company and then to the other parties to the Buy-Sell Agreement. The Buy-Sell Agreement applies to a broad range of transfers and dispositions other than (i) certain lifetime or testamentary transfers to issue of Robert and Marjorie Mondavi, (ii) transfers to or in trust for charitable institutions or (iii) certain other permitted transfers.

                             EXECUTIVE COMPENSATION

           The following table sets forth all compensation received for services rendered to the Company in all capacities during the fiscal years ended June 30, 1998, 1997 and 1996, respectively, by (i) the Company's Chief Executive Officer and (ii) the Company's four other most highly compensated executive officers (together, the "Named Executive Officers"):

                                                 SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                            -------------------------------------   ------------------------------------------------
                                                                        OTHER       # SECURITIES       PAYOUTS
                                    FISCAL                              ANNUAL       UNDERLYING       LONG-TERM           ALL OTHER
      NAME AND PRINCIPAL POSITION    YEAR   SALARY      BONUS        COMPENSATION     OPTIONS      INCENTIVE PLAN       COMPENSATION
      ---------------------------    ----   ------      -----        ------------     -------      ---------------      ------------
                                                                         (1)                            (11)                (12)
                                                                            -
      Robert G. Mondavi             1998   $450,000           -             -  (2)         -              -                    -
        Chairman of the Board       1997    450,000           -             -  (2)         -              -                    -
                                    1996    450,000           -             -  (2)         -              -                    -

      R. Michael Mondavi            1998    400,000           -      $ 127,279 (3)      50,000       $ 524,723           $  64,731
        President,                  1997    400,000           -         75,500 (4)      50,000         372,270             263,784
        Chief Executive Officer     1996    429,016   $ 400,000         81,984 (5)      70,000         181,584             356,785

      Timothy J. Mondavi            1998    400,000           -             -  (2)      22,500         524,723              64,731
        Managing Director,          1997    400,000      25,000         58,524 (6)      30,000         372,270             263,784
        Winegrower                  1996    429,016     150,000         63,697 (7)      35,000         181,584             356,785

      Gregory M. Evans              1998    292,065           -         48,514 (8)      22,500         198,760              34,353
        Executive Vice              1997    292,065      80,000             -  (2)      20,000         145,424             189,503
        President,                  1996    292,065     150,000             -  (2)         -           100,027             269,390
        Chief Operating Officer

      Peter Mattei                  1998    212,000           -         35,783 (9)      12,500         214,658              29,866
        Sr. Vice President,         1997    212,000      35,000        27,950 (10)      10,000         143,181             139,258
        Production & Vineyards      1996    202,000      80,000             -  (2)         -            61,087             184,161

-------------

(1) Includes perquisites, none of which individually exceeded 25% of total perquisites for the Named Executive Officer, except as noted.

(2) Individual perquisites do not exceed the lesser of $50,000 or 10% of salary and bonus.

(3)        Includes $94,500 in life insurance benefits.

(4) Includes $35,500 in life insurance benefits and $19,500 in financial planning services.

(5) Includes $35,500 in life insurance benefits and $30,752 in financial planning services.

(6) Includes $35,500 in life insurance benefits and $20,379 in financial planning services.

(7) Includes $18,524 in life insurance benefits and $23,588 in financial planning services.

(8) Includes $25,249 in life insurance benefits and $12,435 in automobile allowance.

(9) Includes $19,238 in life insurance benefits and $12,435 in automobile allowance.

(10)       Includes $12,435 in automobile allowance.

(11) Represents that portion paid in fiscal 1996, 1997 and 1998 respectively, of the named executive officer's accumulated earnings on 1991, 1992 and 1993 units granted under the terms of the Company's Executive Incentive Compensation Plan (the "E.I.C.P."). Under the E.I.C.P., the Compensation Committee of the Board of Directors may make annual awards of units to senior management plan participants. Each unit earns a percentage of plan income, based on the Company's pre-tax earnings as calculated on a FIFO basis, for a period of five years. The percentage of plan income earned varies from 0.01% to 0.014%. Unit earnings vest at the rate of 20% per year over the same five-year period. At the end of five years, a portion of the earnings is distributed to the participant and any balance is deferred and earns interest at the Company's average borrowing rate until distribution under the terms of the E.I.C.P. For units granted prior to fiscal 1989, up to 30% of the earnings were initially distributed to the participant. For units granted during and after fiscal 1989, the participant may elect in the year of grant to receive up to 100% of earnings in the initial distribution or to defer any portion of such amount. Upon termination of employment due to death, disability, retirement or involuntary termination without cause, the participant's units become fully vested and the participant is entitled to receive all earnings accumulated on units through the end of the fiscal year in which the termination occurs. Upon termination of employment for cause or certain voluntary terminations, the participant is entitled to receive all earnings accumulated on units through the end of the fiscal year prior to the year the termination occurs. The Company has the option to distribute plan balances over a ten-year period.

(12) Includes the Company's contribution on behalf of the Named Executive Officers to the Company's defined contribution retirement plan and supplemental executive retirement plan. Retirement plan contributions in fiscal 1998 were $64,731 for R. Michael Mondavi; $64,731 for Timothy J. Mondavi; $34,353 for Gregory M. Evans; and $29,866 for Peter Mattei. Also includes earnings under the E.I.C.P. described at
           Note 11 above for fiscal 1997 and 1996. In fiscal 1992, no earnings were declared on outstanding units under the E.I.C.P. and the plan was amended to provide participants with higher accrual rates over the 1993 through 1996 fiscal years with respect to outstanding units. Outstanding units will continue to accrue earnings in future years, but the Board of Directors has determined that no new unit awards will be made under the E.I.C.P. subsequent to fiscal 1993. Amounts indicated do not include interest on plan balances. Amounts reported as E.I.C.P. earnings are reported again as Long Term Incentive Plan Payouts in the year payment is made. The accrued but unpaid balances, exclusive of interest earnings, for all participants as a group under the E.I.C.P. at June 30, 1996, 1997 and 1998, respectively, were $5,761,179, $5,418,056 and $3,561,487.


OPTION GRANTS

           The following table sets forth information with respect to options granted to the Named Executive Officers during the 1998 fiscal year. The options were granted at an exercise price equal to 100% of the fair market value of the Class A Common Stock at the date of grant. Michael Mondavi and Timothy Mondavi's options vested in full at time of grant. Mr. Evans and Mr. Mattei's options vest at the rate of 1/60 per month over 60 months. The options expire ten years after the date of grant, or, if earlier, 180 days after termination of employment:

                      OPTION GRANTS IN LAST FISCAL YEAR (1)

                                                                                                       Potential Realizable Value at
                                                                                                          Assumed Annual Rates of
                                                                                                       Stock Price Appreciation for
                                               Individual Grants                                             Option Term (2)
                         ---------------------------------------------------------------------------  ------------------------------
                             Number of          Percent of
                            securities         total options
                            underlying         granted to
                             options            employees in    Exercise or base
    Name                     granted            fiscal year      price ($/sh)       Expiration date        5%              10%
    ----                     -------            -----------      ------------       ---------------        --              ---
    Robert G. Mondavi            -                   -                   -                   -               -                -
    R. Michael Mondavi        37,500               19.2            $51 1/8              9/10/07       $1,205,709       $3,055,503
                              12,500                6.4            $50 1/8              12/10/07         394,042          998,579
    Timothy J. Mondavi        17,500                9.0            $51 1/8              9/10/07          562,664        1,425,901
                               5,000                2.6            $50 1/8              12/10/07         157,617          399,432
    Gregory M. Evans          22,500               11.5            $51 1/8              9/10/07          723,425        1,833,302
    Peter Mattei              12,500                6.4            $51 1/8              9/10/07          401,903        1,018,501

(1)        All options in this table relate to shares of Class A Common Stock.

(2) Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term (ten years). These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the Company's future financial performance, overall market conditions and the optionee's continued employment during the prescribed vesting period.

OPTION EXERCISES AND YEAR-END VALUE OF UNEXERCISED OPTIONS

           The following table sets forth information regarding each exercise of stock options during the 1998 fiscal year by a Named Executive Officer and the number and value of unexercised stock options held by the Named Executive Officers at June 30, 1998:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES (1)



                                                          Number of securities underlying          Value of unexercised in-the-money
                       Shares                          unexercised options at fiscal year end        options at fiscal year end (2)
                     Acquired on           Value       --------------------------------------      ---------------------------------
NAME                  Exercise         Realized ($)         Exercisable      Unexercisable          Exercisable       Unexercisable
-----              ----------------   ---------------     ----------------   --------------         ------------      --------------

Robert G. Mondavi             -                  -                  -                  -                     -                  -
R. Michael Mondavi            -                  -            220,000                  -              $796,250                  -
Timothy J. Mondavi            -                  -             87,500                  -                26,250                  -
Gregory M. Evans              -                  -            164,125             38,375             2,608,500            $128,125
Peter Mattei              5,500           $197,675             48,374             22,126               732,575             102,500


(1)        All options in this table relate to shares of Class A Common Stock.

(2) Represents the fair value of the underlying securities at fiscal year-end ($28 3/8 per share based on the NASDAQ closing price) minus the exercise price.


BOARD COMPENSATION

           Directors who are not employed by the Company are paid a $12,000 annual retainer, $1,000 for each Board meeting attended and $500 for each committee meeting attended. Non-employee directors are also reimbursed for expenses incurred in attending meetings. Prior to the Company's initial public offering in June 1993, Messrs. Greer, Farella and Rhoades were each granted options under the Company's 1993 Non-Employee Directors' Stock Option Plan to buy 12,000 shares of Class A Common Stock at $11.90 per share. The options were fully vested as of June 1998 and are exercisable over a ten-year period ending February 26, 2003. Pursuant to the Company's 1993 Non-Employee Directors' Stock Option Plan, any non-employee Director of the Company is similarly entitled, on the date of his or her initial election as a non-employee director, to a grant of options to acquire shares of Class A Common Stock. On May 29, 1996, Mr. Barksdale was granted options to buy 5,345 shares of Class A Common Stock at $28.0625 per share. The Non-Employee Directors' Stock Option Plan also provides for additional annual grants to the outside directors of 2,000 options each year.


REPORT OF THE COMPENSATION COMMITTEE

General

           The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The Compensation Committee is composed entirely of directors who are not employees of the Company.

           The objective of the Company's executive compensation program is to develop and maintain executive reward programs which (i) contribute to the enhancement of shareholder value, (ii) are competitive with the pay practices of other industry-leading companies and (iii) attract, motivate and retain key executives who are critical to the long-term success of the Company. As discussed in detail below, the Company's executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives, stock option grants and other stock-based awards under the Company's Amended and Restated 1993 Equity Incentive Plan (the "1993 Equity Plan") and unit awards under the Company's Executive Incentive Compensation Plan (the "E.I.C.P."). These elements are designed to operate on an integrated basis and together comprise total compensation value.

           The Compensation Committee reviews executive compensation in light of the Company's performance during the fiscal year and compensation data at companies that are considered comparable. In reviewing the Company's performance during fiscal 1998, the Compensation Committee considered a variety of factors. Net revenues increased by 8.1% to $325.2 million in fiscal 1998 from $300.8 million in fiscal 1997. At the same time net income increased by 2.8% to $29.0 million in fiscal 1998 from $28.2 million in fiscal 1997, as sales and marketing expense increased as a percentage of net revenues. The Company also extended distribution of its Vichon and Caliterra brands, initiated other product line extensions, and pursued the expansion of the Woodbridge Winery and Napa Valley vineyard replantings. The Company's share price declined significantly, due in large part to a temporary shortage of Woodbridge Chardonnay that also slowed the rate of growth of other Woodbridge varietals. In reviewing Company performance, the Compensation Committee considered these factors as a whole without assigning specific weights to particular factors.

Base Salary

           Base salary levels for the Company's executives are determined by the Compensation Committee based on factors such as individual performance (e.g. leadership, level of responsibility, management skills and industry activities), Company performance (as discussed above) and competitive pay practices. The base salary level for Mr. Robert Mondavi is established by his employment agreement described below.

           Base compensation for Michael Mondavi, the Company's Chief Executive Officer, was reviewed by the Compensation Committee in the context of compensation packages awarded to senior executive officers at comparable companies selected by an outside compensation consultant. The companies included in the comparison are not the same as the companies included in the peer group index in the performance graph included elsewhere herein. The Compensation Committee believes that the Company's most direct competitors for executive talent in the San Francisco Bay Area are not necessarily the same companies to which the Company would be compared for stock performance purposes. The Chief Executive Officer's base salary was reviewed against the 75th percentile of the comparative data.

Annual Cash Incentives

           The annual cash incentive is designed to provide a short-term (one-year) incentive to executives, is based on the Company meeting certain predetermined levels of pre-tax operating income, and is allocated among the executives based on the Committee's assessment of the performance of each executive, following consultation with the Chief Executive Officer. In addition, cash incentive compensation may be granted by the Committee to certain executives based on their performance of individual goals established in advance by the Committee. These individual goals may include objective and subjective factors, such as leadership and management skills, successful acquisitions or financings and improved performance of assets. No cash bonuses were paid to the Named Executive Officers for fiscal 1998.

Stock Options

           Stock options are designed to provide long-term (ten-year) incentives and rewards tied to the price of the Company's Class A Common Stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Compensation Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The Compensation Committee has not established any target level of ownership of Company Class A Common Stock by the Company's executives. However, retention of shares of Company stock by executives is encouraged.

           On September 9, 1998, the Board of Directors, on recommendation of the Compensation Committee, awarded an aggregate of 305,000 options at an exercise price of $22.50 per share to the Company's executive officers, including 50,000 options for Michael Mondavi, 37,500 options for Timothy Mondavi, 50,000 options for Mr. Evans and 25,000 options for Mr. Mattei. The options were structured to create an incentive for senior management to focus on reversing the recent decline in the Company's share price. Thus, although the options vest unconditionally eight years from the grant date, vesting is accelerated, and the value of the options is thereby enhanced, only if the share price averages at least 125% above the exercise price over a period of 60 days within 18 months of the grant date.

E.I.C.P.

           Like the 1993 Equity Plan, the E.I.C.P. is designed to provide long-term (five-year) incentives and rewards tied to Company performance. Under the E.I.C.P., the Compensation Committee may make annual awards of units to executive officers which earn a percentage of plan income based on the Company's pre-tax net income, as more fully described in footnote 11 to the Summary Compensation Table. The use of the E.I.C.P. as a regular element of compensation for executive officers was discontinued upon adoption of the 1993 Equity Plan and no awards were made during fiscal 1998. However, pursuant to the terms of the E.I.C.P., outstanding units will continue to accrue earnings in future years. The Summary Compensation Table shows under the caption "Payouts - Long Term Incentive Plan" the cash payments made to the Named Executive Officers under the E.I.C.P. during fiscal 1998. While use of E.I.C.P. awards will no longer be a regular element of long-term compensation, the Compensation Committee believes that the E.I.C.P. has and continues to serve as a valuable long-term incentive for executive officers and as a strong and direct link between corporate performance and compensation.

IRC Section 162(m)

           Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent such compensation exceeds $1 million. Certain types of compensation, however, including "performance-based compensation," are disregarded for purposes of the deduction limitation. Awards of options and other stock-based incentives under the 1993 Equity Plan are intended by the Compensation Committee to qualify for the exclusion for performance-based compensation.

           The foregoing report is given by the members of the Compensation Committee, namely:

                                  Philip Greer
                               Bartlett R. Rhoades


PERFORMANCE GRAPH

           The line graph below compares the cumulative total return to holders of the Company's Common Stock in the period from June 10, 1993 (the date the Company was admitted to trading on the NASDAQ National Market System) to June 30, 1998, with the cumulative total return in the same period on (i) the NASDAQ Stock Market Index (U.S.) and (ii) two peer group indices comprised of six companies whose returns have been weighted based on market capitalization as of June 30, 1998. The "old" peer group index includes Chalone Wine Group, Ltd., Canandaigua Wine Inc., Adolph Coors Company, Anheuser-Busch Companies, Inc., Brown-Forman Corporation and Genesee Corporation. The "new" peer group index substitutes Beringer Wine Estates Holdings, Inc. ("Beringer") in place of Genesee Corporation. Beringer, a leading fine wine producer admitted to public trading in October 1997, is a better comparison. The graph assumes an investment of $100.00 on June 10, 1993 in the Company and in the comparison indices. "Total return," for purposes of the graph, assumes reinvestment of all dividends.

                              [PERFORMANCE GRAPH]



           The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           The Company's executive officers, directors and greater-than-ten-percent beneficial owners are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Company.

           Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 1998 all filing requirements applicable to the Company's officers, directors and greater-than-ten-percent beneficial owners under Section 16(a) of the Exchange Act were complied with.


EMPLOYMENT AGREEMENT

           In February 1993, Robert Mondavi entered into an agreement with the Company which replaced his Personal Services Agreement executed in 1979. The current agreement provides for a fixed annual salary of up to $500,000.


CERTAIN TRANSACTIONS

           Frank Farella is a partner in the law firm of Farella, Braun & Martel which provides certain legal services to the Company. The Company also buys wine grapes from Mr. Farella at market prices pursuant to a written agreement. The Company paid Mr. Farella $75,000 for grapes during the fiscal year ended June 30, 1998.

           It is the Company's current policy that all transactions by the Company with its officers, directors, 5% shareholders and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, are on terms no less favorable to the Company than could be obtained from unaffiliated parties and are reasonably expected to benefit the Company.

                             APPOINTMENT OF AUDITORS
                              (PROPOSAL 2 ON PROXY)

           The firm of PricewaterhouseCoopers LLP has served as independent auditors for the Company since fiscal 1978 and has been appointed by the Audit Committee of the Board of Directors as the Company's independent auditors for the fiscal year 1999, subject to ratification by the shareholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be available at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if they wish.

RECOMMENDATION

           The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors.

                                  OTHER MATTERS

GENERAL

           The Board of Directors does not know of any business to be presented at the Annual Meeting other than the matters described above. If any other business should properly come before the meeting, it is the intention of the persons named in the proxies to vote in accordance with the recommendation of the Board of Directors. Discretionary authority for them to do so is contained in the proxy cards.

DEADLINE FOR SHAREHOLDER PROPOSALS

           Any shareholder proposal intended for presentation at the 1999 Annual Meeting must be received by the Secretary of the Company at the Company's principal executive offices located at 7801 St. Helena Highway, Oakville, California 94562 by June 1, 1999 for inclusion in the Company's proxy materials related to that meeting.

           The Bylaws of the Company provide that in order for a shareholder to bring business before or propose director nominations at an Annual Meeting, the shareholder must give written notice to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of the Annual Meeting. The notice must contain specified information about the proposed business or each nominee and about the shareholder making the proposal or nomination. In the event that less than 70 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder in order to be timely must be received no later than the close of business on the tenth day following the date on which such notice of the Annual Meeting date was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs.

                                      By Order of the Board of Directors,

                                      /s/ MIKE BEYER
                                      ------------------------------------------
                                      Mike Beyer
                                      Secretary

September 28, 1998

PROXY

                         THE ROBERT MONDAVI CORPORATION

                           CLASS A COMMON STOCK PROXY
              FOR ANNUAL MEETING OF SHAREHOLDERS NOVEMBER 2, 1998

     The undersigned hereby appoints Gregory M. Evans and Michael K. Beyer, or either of them, each with the power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of THE ROBERT MONDAVI CORPORATION to be held at the Robert Mondavi Winery, 7801 St. Helena Highway, Oakville, California on November 2, 1998 at 11:30 a.m., and any adjournment thereof, and to vote the number of shares of the CLASS A COMMON STOCK OF THE ROBERT MONDAVI CORPORATION that the undersigned would be entitled to vote if personally present.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE ROBERT MONDAVI CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED, IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS AND FOR PROPOSAL 2 LISTED BELOW.

                  (continued and to be signed on reverse side)

                          (continued from other side)

1. ELECTION OF DIRECTORS TO BE ELECTED BY HOLDERS OF CLASS A COMMON STOCK, VOTING AS A CLASS:

    [  ] FOR the nominees listed below (except as marked to the contrary).

    [  ] WITHHOLD AUTHORITY to vote for the nominees listed below.

         Nominees: Philip Greer, Frank E. Farella, James L. Barksdale
         To withhold authority to vote for an individual nominee, write such nominee's name below:

         --------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR THE CURRENT FISCAL YEAR:

        [  ] FOR                [  ] AGAINST                [  ] ABSTAIN

PROXY INSTRUCTIONS:
1. Please sign exactly as the name or names appear on your stock certificates (as indicated hereon).
2. If the shares are issued in the name of two or more persons, all of them must sign the proxy.
3. A proxy executed by a corporation must be signed by its name by an authorized officer.
4. Executors, administrators, trustees and partners should indicate their capacity when signing.

                            The undersigned acknowledges receipt of (a) the Notice of 1998 Annual Meeting of Shareholders,
                            (b) the accompanying Proxy Statement and
                            (c) Company's Annual Report pursuant to SEC
                            Rule 14a-3 for the fiscal year ended June 30, 1998.

                            Dated:                                   , 1998
                                  -----------------------------------

                            -----------------------------------------------
                                               Signature